EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Idaho Strategic Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock, having no par value(2)	Aggregate Offering Amount x Fee Rate	140,271	$5.11(3)	$716,784.81	0.00014760	$105.80
Fees Previously Paid								$0
	Total Offering Amounts				$105.80
	Total Fees Previously Paid				$0
	Total Fee Offsets				$0
	Net Fee Due:				$105.80

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the shares the Registrant is registering under this Registration Statement include such indeterminate number of shares of common stock as may be issuable with respect to the shares the Registrant is registering as a result of stock splits, stock dividends or similar transactions.

(2)

Represents shares registered for resale by the Selling Stockholders named in this registration statement, consisting of 140,271 issued and outstanding shares of Common Stock held by the Selling Stockholders.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $5.11, based on the average of the high and low sales prices of the Common Stock as reported by The New York Stock Exchange American Market on November 8, 2023.